                                                                   EXHIBIT 10.21

                               AGREEMENT BETWEEN
                             CELL PATHWAYS AND THE
                   DIVISION OF CANCER PREVENTION AND CONTROL,
                       NATIONAL CANCER INSTITUTE FOR THE
                    PRECLINICAL AND CLINICAL DEVELOPMENT OF
                          PRE-CANCER AND CANCER AGENTS

                                  Introduction

The Division of Cancer Prevention and Control (DCPC), National Cancer Institute
(NCI), recognizes the importance of the pharmaceutical industry in the clinical development of new cancer prevention and control agents. DCPC wishes to foster collaboration with industry wherever possible. As part of its mission to improve cancer care, DCPC shares with industry the important goal of defining the contribution of a new drug or biologic in the treatment, prevention and control of cancer. DCPC therefore recognizes and supports the need of a private sponsor to focus at the appropriate time on clinical trials which lead to a New Drug Application (NDA) and a Product License Application (PLA), since an NDA and a PLA are the vehicles through which new cancer prevention and control therapies become widely available to cancer patients and the public. Thus DCPC considers it appropriate for the investigators sponsored by DCPC to do clinical trials of interest to, and partially supported by, a pharmaceutical firm, provided that the trials have scientific merit and are consistent with the overall goals of the investigators and DCPC.

Inasmuch as DCPC coordinates a large volume of clinical research with new cancer prevention and control agents, industry recognizes DCPC's need to be aware of industry's plans for the clinical development of new agents of mutual interest, particularly if a pharmaceutical firm wishes to utilize the resources of the DCPC-supported clinical trials mechanism. Industry also recognizes the necessity of preserving the spirit of free and open inquiry among clinical investigators.

Collaborator has researched a therapeutic method for the treatment of precancerous lesions and related conditions involving a compound designated FGN-1 (5-fluoro-2-methyl-1-[[4-(methylsulfonyl)phenyl]methylene]-1H-indene-3-acetic acid; hereinafter the "Agent"). Collaborator has plans for further research involving Agent, and desires DCPC involvement in those plans and other activities associated with Agent.

Both DCPC and Collaborator desire to expedite further clinical testing of the Agent and to utilize the resources of the DCPC in support of clinical trials for APC and other conditions, and are entering into this Agreement to provide for the conduct of such clinical trials.

                                       1.

                            Agreement

This Agreement ("Agreement") serves as the basis for the further clinical codevelopment of Agent by Collaborator and the DCPC.

1.      Definitions.

"Adverse Drug Reaction" means an adverse clinical experience in a patient that may be related to an investigational agent. An "alarming" adverse drug reaction is any serious, fatal, or life-threatening clinical experience in a patient that is thought to be drug related. It must be reported immediately to the drug sponsor. "Other" adverse drug reactions are reported if that effect has not been described previously. Specific guidelines and policies for reporting adverse drug reactions have been developed, as well as common toxicity criteria.

"Affiliates" means any corporation or other business entity controlled by, controlling, or under common control with Collaborator. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock, or at least fifty (50) percent interest in the income of such corporation or other business.

"Agent" means FGN-1.

"Amendment" means any formal change to this Agreement that is made after activation.

"Annual Report" means an Annual Report which is a brief report of the progress of an IND associated investigation where the IND sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect (pursuant to 21 C.F.R. (S)312.33). According to DCPC policy, Annual Reports pursuant to 21 C.F.R. (S)312.33 submitted for INDs sponsored by DCPC are made available to the public upon written request.

"Biological Product" means any virus, therapeutic serum, toxin, antitoxin, or analogous product applicable to the prevention, treatment or cure of diseases or injuries of man, as further defined at 21 C.F.R. (S)600.3(h).

"Clinical Brochure" means a document containing all the relevant information about the drug, including animal screening, preclinical toxicology, and detailed pharmaceutical data. Also included, if available, is a summary of current knowledge about pharmacology and mechanism of action and a full description of the clinical toxicities.

"Clinical Trials Monitoring Service" or "CTMS" means a non-governmental organization contracted by DCPC to receive, review, and perform data management tasks on individual patient case report forms for investigational drug studies. On-site audits are performed by the CTMS to assess data verification, protocol compliance, and adherence to regulatory requirements.

                                       2.

"Clinical Trials Monitoring Service Contract" or "CTMS Contract" means the contract which defines the obligations and the services that the non-governmental organization CTMS (as defined supra) has agreed to provide to DCPC. This organization is chosen by DCPC through a competitive acquisition process in accordance with the Federal Acquisition Regulations, and all applicable DHHS, NIH and NCI policies and procedures.

"CTMS Monitored Studies" means investigational drug studies that are monitored by CTMS under the CTMS contract for the purpose of assuring patient safety and prompt toxicity reporting.

"Collaborator" means Cell Pathways, Inc., a corporation organized and existing under the laws of the State of Delaware, having a place of business at 1700 Broadway, Suite 2000, Denver, Colorado 80290, and its Affiliates, or assignees.

"Contract" means a Funding Agreement that is a research and development contract that provides that the contractor perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Government contracts are administered under the Federal Acquisition Regulations (FAR), codified at Title 48 Code of Federal Regulations, Chapter 1.

"Cooperative Agreement" means a Funding Agreement that is a species of a grant, whereby the funding Federal agency intends to be substantially involved in carrying out the research program. Cooperative Agreements may be used where the Federal agency intends for its scientists to directly collaborate with the researchers of the funded institution on a joint research project. The Federal agency may then pay for the research of both its employees and those of the funded institution (see 45 C.F.R. Part 74).

"DCPC" means the Division of Cancer Prevention and Control, NCI.

"DHHS" means the Department of Health and Human Services.

"Drug Master Files" or "(DMFs)" means reference files submitted to FDA that are used in the review of investigational and marketing applications for human drugs. Drug Master Files are submitted to the FDA to allow another party to reference this material without disclosing to that party the contents of the file.

"Drug Product" means a finished dosage form, for example, tablet, capsule, solution, etc., that contains an Active Ingredient generally, but not necessarily, in association with inactive ingredients. The term also includes a finished dosage form that does not contain an active ingredient but is intended to be used as a placebo, as defined in 21 C.F.R. (S)210.3(a)(4). An Active Ingredient means any component that is intended to furnish pharmacological activity or other mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body of man or other animals. This term includes those components that may undergo chemical change in the manufacture of the drug product and be present in the drug product in a modified form intended to furnish the specified activity or effect, as defined in 21 C.F.R.
(S)210.3(a)(7).

                                      3.

"Extramural Principal Investigator" means a Principal Investigator funded by NCI under a grant, contract or cooperative agreement, who is a not a government employee.

"FDA" means the Food and Drug Administration, DHHS.

"Funding Agreement" means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental, or research work funded in whole or in part by the Federal Government.

"Government" means the U.S. Government and any of its agencies.

"Grant" means a Funding Agreement that is an award of financial assistance which may be provided for support of basic research in a specific field of interest to the funding Federal agency. (See 45 C.F.R. Part 74, for grants from the U.S. Public Health Service.) While no specific product is anticipated, the funding agency may review the progress and direction of the funded research.

"Group C drugs" means those drugs supported by evidence of reproducible relative efficacy in patients with a specific tumor type, which alter the pattern of care of the disease, and which are safely administered by properly trained physicians without requiring specialized supportive care facilities as judged by available abstracts, papers, and reports in the IND.

"Human Subjects" means individuals whose physiologic or behavioral characteristics and responses are the object of study in a research project. Under the federal regulations for the protection of human subjects, human subjects are defined as living individuals about whom an investigator conducting research obtains: (1) data through intervention or interaction with the individual; or (2) identifiable private information (45 C.F.R. (S)46.102(f)).

"IND" means an Investigational New Drug Application. The IND is the legal mechanism under which experimental drug research is performed in the United States. An IND is submitted to the Food and Drug Administration to receive approval to conduct experimental clinical trials. The FDA regulations require continual updates to the IND including, but not limited to, Annual Reports, adverse drug reaction reports, new protocols, protocol amendments and pharmaceutical data.

"Investigator" means any physician who assumes full responsibility for the treatment and evaluation of patients on research protocols as well as the integrity of the research data.

"NCI" means the National Cancer Institute, NIH, DHHS.

"NDA" means a New Drug Application. The NDA is the formal process by which the FDA approves a drug product for commercial distribution.

"NIH" means the National Institutes of Health, PHS, DHHS.

"Parties" means Collaborator and NCI.

                                      4.

"PHS" or "USPHS" means the Public Health Service, DHHS.

"PLA" means a Product License Application. The PLA is the formal process by which the FDA approves a biological product for commercial distribution.

"PRC" means the CPRP Protocol Review Committee which reviews and approves all studies involving CPRP investigational agents and/or activities supported by NCI.

"Principal Investigator" means a physician who has organizational and fiscal responsibility for the use of federal funds to conduct a plan of research which frequently includes several clinical trials, e.g., Contract Principal Investigator or Grant Principal Investigator.

"Project Officer" means the individual whose responsibilities include oversight of the activities of a government contract.

"Proprietary Data" means confidential scientific, business or financial data, provided that such data:

     is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

     has not been made available by its owners to others without a confidentiality obligation;

     is not already known by or available to the receiving Party without a confidentiality obligation;

     does not relate to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of this Agreement; and

     does not include an Annual Report to the FDA.

     If any one or more of the above provisions of this definition is not met, the relevant information shall no longer be considered proprietary information.

"Raw Data" means the primary quantitative and empirical data first collected by the intramural and extramural investigators from experiments and clinical trials conducted under the scope of this Agreement.

"Sponsor" means an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with investigational drugs.

"Summary Data" means a summary of the Raw Data which will be made available to DCPC which summary is used by DCPC to prepare an Annual Report to the FDA, said Annual Report being available to the public in accordance with DCPC policy.

                                      5.

2.   Planning and Conduct of Research.

     The overall plan for further clinical trials of Agent shall be a collaborative undertaking by Collaborator and the DCPC. The overall plan shall be formulated and agreed by both Collaborator and DCPC before implementation of large-scale clinical testing. Each large-scale clinical test shall be in accordance with a protocol to be agreed upon by DCPC and Collaborator. Notwithstanding the foregoing, the DCPC is free to conduct preclinical and clinical testing for mutually agreed upon experimental purposes during the term of this Agreement; and Collaborator is free to conduct preclinical and clinical testing under its own auspices for any purpose or clinical indication. Because such independently conducted studies by either the DCPC or Collaborator have implications for commitment of resources by both DCPC and Collaborator, they shall also be the subject of joint discussion and planning between the DCPC and Collaborator. There should be frequent and full interchange between staff members of the DCPC and Collaborator. Contracts with third parties relating to clinical trials of Agent shall be consistent with this Agreement and subject to prior review and comment of both DCPC and Collaborator.

     Pursuant to that overall plan for further clinical trials, DCPC shall use its reasonable best efforts to cause testing (including but not limited to safety and efficacy testing) of Agent for APC (hereinafter "APC Clinicals") to commence as soon as reasonably practicable in accordance with a Protocol to be agreed upon by the parties. DCPC shall also use its reasonable best efforts to cause testing (including but not limited to safety and efficacy testing) of Agent for other precancerous lesion indication(s) (hereinafter "Other Indication Clinicals") in addition to APC to commence as soon as reasonably practicable in accordance with a Protocol to be agreed upon by the parties, such additional indication(s) to be agreed upon by DCPC and Collaborator. The DCPC and Collaborator shall schedule their meetings and provide for third party contracting and other arrangements in such a fashion that the clinical trials can proceed in a timely fashion without undue delay.

     The overall plan shall also include a collaborative undertaking by Collaborator and DCPC for preclinical testing of Agent. The parties agree to formulate a plan for further preclinical testing of Agent before implementation of large-scale or resource-intensive preclinical testing. Preclinical testing will be collaboratively developed and mutually agreed upon and may include, but is not limited to, screening, toxicity, pharmacology, formulation development work, manufacture of clinical dosage form(s), or other development work. Preclinical work will be coordinated by the Cancer Prevention Research Program of DCPC and the contact person will be James A. Crowell, Ph.D., Project Officer, Chemoprevention Investigational Studies Branch, CPRP, DCPC, NCI (Telephone Number (301) 496-8563) and the Collaborator contact will be Rifat Pamukcu, M.D., Pager Telephone number 1-800-759-8888, ID #111353, or phone number 303-837-0252.

3. DCPC will submit an IND to the FDA that will cross reference any and all IND(s) previously filed by Collaborator for the Agent for APC. DCPC will submit IND(s) for all

                                      6.

     indications for which the parties agree to Protocols under Section 2 above. Collaborator can, at its option, file additional IND(s) with the FDA relating to Agent for use in other indications; Collaborator will cross-file any relevant DCPC IND(s); and Collaborator will allow DCPC continued access to all information concerning such additional IND(s). As a general rule, all information in INDs will be fully shared between the DCPC and Collaborator as outlined below. However, certain information pertaining to manufacturing processes may be held in confidence by Collaborator and need not be disclosed to DCPC (see 8. below).

4.   Protocols.

     Each protocol received by DCPC from an Investigator to conduct a clinical study will be forwarded to Collaborator for review and comment approximately two weeks before it is reviewed by the Protocol Review Committee (PRC) of the Cancer Prevention Research Program (CPRP). Comments from Collaborator received by CPRP before the PRC meeting will be discussed by the CPRP. Comments from either Collaborator or the CPRP staff that are agreed upon in the PRC meeting will be formatted as a consensus review, which is returned to the investigator for necessary and/or suggested changes before the protocol can be given final approval and submitted to the FDA. Any such protocol shall be consistent with the Protocol(s) agreed to between Collaborator and DCPC pursuant to paragraph 2 above. A copy of the final approved protocol will be forwarded to Collaborator at the same time as it is submitted to the FDA. In summary, Collaborator will codevelop with DCPC a clinical plan for the overall development of Agent and receive copies of all DCPC-sponsored protocols both before review and after approval.

5.   Adverse Drug Reactions, Annual Reports, Other IND Data.

     For any alarming adverse drug reaction reported to the DCPC, the DCPC shall immediately inform Collaborator's Clinical Monitor of the same. The contact person for Collaborator will be Rifat Pamukcu, M.D. Pager
     Telephone number 1-800-759-8888, ID #111353, or phone number 303-837-0252.
     The DCPC will use reasonable efforts to provide and review with Collaborator copies of all adverse drug reaction (ADR) reports prior to their submission to the FDA. Copies of any warning letters will also be sent to Collaborator for review and comment prior to the time they are sent to participating investigators and to the FDA. In addition, copies of the Annual Reports and other pertinent IND data (formulation, preclinical) will be provided to Collaborator as they become available.

6.   Drug Information and Supply.

     Collaborator agrees to provide to the DCPC without charge upon six (6) months written advance notice (or such shorter Notice as Collaborator in writing accepts) Agent in sufficient quantity to complete the protocols sponsored by DCPC. The contact person for DCPC will be James A. Crowell, Ph.D., Project Officer, Chemoprevention Investigational Studies Branch, CPRP, DCPC, NCI (Telephone Number (301) 496-8563)

                                      7.

     and the Collaborator contact will be Christopher J. Blaxland, President, Cell Pathways, Inc., 1700 Broadway, Suite 2000, Denver, Colorado 80290 (Telephone Number 303/837-0252). Furthermore, Collaborator will provide Certificates of Analysis to DCPC for each lot of finished product provided. Agent will be distributed by DCPC to Investigators in a manner to be agreed upon by DCPC and Collaborator. Collaborator can retain or subcontract responsibility for manufacture, packaging, and labelling of Agent. Collaborator will, if requested by DCPC, furnish any reasonable documentation of manufacture, consistent with the need to preserve certain manufacturing information confidential. DCPC investigators utilizing Agent in clinical trials will maintain NCI drug accountability records. The records include data on the receipt of Agent, date and quantity dispersed by patient ID for each protocol, and date and quantity of the agent destroyed or returned.

     However, if collaborator elects to terminate their development of Agent for a particular indication but the NCI elects to continue its development of Agent for that indication, then Collaborator will continue to allow NCI to purchase, at Collaborator's cost, the same Agent as is now/then being used in ongoing clinical trials or is planned for use in future preclinical studies and clinical trials by:

          (1) allowing NCI to purchase said Agent from Collaborator inventory upon six months written advance notice; or,

          (2) arranging for an independent contractor to manufacture and provide for NCI purchase of said Agent; or,

          (3) providing to NCI all information necessary to allow NCI to contract and manufacture said Agent independent of Collaborator;

     until (i), a date on which an alternate source of equivalent materials, acceptable to DCPC can be contracted by DCPC; or, (ii) two years after the date of notification from Collaborator to DCPC that Collaborator elects to terminate its obligation to supply Agent to the DCPC as set forth in this paragraph.

     If Collaborator elects to terminate its development of the Agent, but NCI elects to continue its development of the drug, the NIH shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States any invention which Collaborator may have or obtain on the Agent, its manufacture, or on the process for use of the Agent, throughout the world, for medical research purposes only, including those related to or connected with the prevention and control of cancer.

7.   DATA RIGHTS.

     The data generated under this Agreement are considered the property of the party that generates the data. Generally, data generated in trials sponsored by DCPC with funding through Grants or Cooperative Agreements are considered the property of the Extramural

                                       8.

     Principal Investigator or the Cooperative Groups, respectively. Generally, the data generated in trials sponsored by the DCPC with funding through Contracts are the property of the DCPC. Generally, the data generated by the DCPC are the property of the DCPC. Collaborator shall be given and have complete access to all the data and results generated under this Agreement. These data will be made fully available only to Collaborator for its own analyses and for its application for FDA approval. If there are additional costs to the investigator for providing such data, the investigator shall be reimbursed for the reasonable additional costs by Collaborator in a manner to be negotiated by investigator and Collaborator after discussing the data required with the CPRP contact (Dr. James Crowell, Project Officer, DCPC).

8.   FDA MEETINGS.

     All meetings with the FDA concerning Agent will be discussed by Collaborator and the DCPC in advance and will be held on mutually agreed upon dates. Collaborator will have the option to set the agenda for such a meeting. One of the missions of the DCPC is to ensure that active investigational prevention and control agents are approved and made widely available in a timely fashion. Therefore, DCPC feels it is important to participate in the development plan for Agent and in discussions with the FDA regarding the design and endpoints for the pivotal trials. In addition, DCPC expects that Collaborator will actively pursue approval of the Agent by FDA and will take the initiative in arranging meetings with the FDA. In the event DCPC should arrange to meet with FDA to discuss the development of Agent without the presence of a representative(s) from Collaborator, DCPC shall notify Collaborator in advance to afford Collaborator an opportunity to attend, no unpublished data concerning the agent will be discussed with the FDA without Collaborator's permission, and DCPC shall report to Collaborator concerning any meeting with the FDA at which Collaborator is not present.

9.   PROPRIETARY DATA.

     Any preclinical or formulation data considered proprietary by Collaborator will be treated as such by the DCPC. Collaborator should state in advance what information it considers proprietary and DCPC can accept or decline to receive information so designated. NCI shall treat in confidence any of Collaborator's written information that is stamped "CONFIDENTIAL" for a period of three (3) years from the date of execution of this Agreement, unless Collaborator informs the NCI that the Confidential Information is still secret and confidential, and NCI concurs, in which case the obligations hereof shall extend for a further period of two (2) years.
     Such Confidential Information shall not include information or data that was previously known to NCI or that is or becomes publicly available or which is disclosed to NCI without a confidentiality obligation. Primary data relating to sensitive laboratory studies will, upon request by Collaborator, be returned to Collaborator by the DCPC. However, summaries of all such studies will be retained in the DCPC files. All data derived from clinical trials (including, but not limited to case report forms, clinical laboratory test results, and pharmacokinetic test results) at a DCPC sponsored institution will be made fully available for use and copying

                                       9.

     by Collaborator in obtaining regulatory approval. The data will be made available to the DCPC in summary form, and the summaries of these studies prepared for the Annual Report to the FDA are, in accordance with DCPC's standard procedures, public information.

10.  DATA MANAGEMENT AND EXCHANGE.

     The parties recognize that proper data management and gathering are critical to the success of any clinical study under this Agreement. Accordingly, the data management and gathering to be provided by third party(ies) (i.e. a CTMS) under contract with DCPC shall be in accordance with best accepted scientific practice, providing for all data management activities (including data entry, editing and reporting, and delivery of final clean (audited and verified) locked unblinded SAS-compatible data sets) according to mutually agreed upon specifications. Collaborator shall also have the right at its own discretion to monitor or have monitored any such data at its own expense. Collaborator shall have timely access to data obtained during any such clinical study, and in a format (1) sufficient for audit and preparation for FDA purposes and (2) reasonably necessary and convenient (e.g. on computer storage media) to Collaborator.

     The DCPC will supply Collaborator with all information submitted to its IND as outlined above, and subject to the limitations set forth in this Agreement. The DCPC will receive information from Collaborator's IND including Clinical Brochures, adverse drug reactions, toxicology findings and Annual Reports. At its option, Collaborator may prepare final study reports and safety summaries for submission by DCPC to the FDA, such reports and summaries to be approved by the DCPC and Collaborator before submission.

11.  MONITORING.

     The parties recognize that proper monitoring is critical to the success of any clinical study under this Agreement. Accordingly, the monitoring to be provided by third party(ies) under contract with DCPC (see paragraph 2 above) shall be in accordance with best accepted scientific practice and with 21 C.F.R. Parts 50 and 312. Collaborator shall also have the right at its own discretion to monitor or have monitored any such clinical study at its own expense at times reasonable to Collaborator and the investigator.

     In conjunction with the DCPC Project Officer, Collaborator has the right to and can make arrangements to receive copies of data from DCPC's principal investigators who have been contracted by DCPC to conduct the clinical trial(s) of this Agreement, in the format Collaborator desires. These Principal Investigators will be reimbursed by Collaborator for the cost of reformatting (if any) and reproduction of the data. Copies of annual data summaries submitted to DCPC for non-CPRP monitored studies will be available to Collaborator upon request. More frequent monitoring of any study can be arranged. Collaborator, at the time of protocol review, should indicate which protocol(s) it wishes to monitor more frequently. A section will be added to the protocol(s) to document the arrangements. Any arrangement which involves the collection of more than summarized

                                      10.

     data provided annually will be at the expense of Collaborator. Should the DCPC conduct an audit of a study using Agent, Collaborator will be invited to attend and participate in the data review. In addition, should Collaborator choose to review primary medical records at the research site(s) in preparation for an NDA or PLA submission, Gary J. Kelloff, M.D., Chief, Chemoprevention Investigational Studies Branch, CPRP, DCPC, NCI (telephone number (301) 496-8563) will provide any assistance necessary to arrange for such a review at Collaborator's expense.

12.  PUBLICATIONS.

     The DCPC investigators maintain the full right to present and publish the data at such time and place as they see fit. Manuscripts from pivotal trials or those to which Collaborator has specifically committed financial resources should have advisory review and comment a meaningful length of time prior to submission for publication. Collaborator, at the time of protocol review, should indicate for which protocol(s) it wishes to review manuscripts prior to submission. The amount of time required for the review shall not exceed thirty (30) days. The submission for publication or other disclosure shall be delayed for up to an additional thirty (30) days or such other mutually agreed upon reasonable period of time upon written request by either Party to this Agreement as necessary to preserve U.S. or foreign patent or other Intellectual Property rights.

13.  USE OF NAME AND COMMERCIALIZATION.

     Collaborator may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of NCI consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by NCI. Collaborator shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer or imply an endorsement or recommendation of the product by the Investigator or the U.S. Public Health Service, Department of Health and Human Services. Collaborator shall not use the name of NCI or any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of NCI or as may be required by law.

14.  PATENTS.

     The following provisions relating to patents are subject to Collaborator's prior patent filings related to Agent and its analogs (a copy of Collaborator's U.S. Patent Application is attached as Exhibit A), and this Agreement grants no license or assignment of those patent rights, express or implied.

     Generally, the rights of ownership of inventions, discovered or made solely in connection with work covered by this Agreement, are retained by the organization that (1) is the employer of the inventor or (2) the organization to whom the inventor otherwise has a contractual obligation to assign inventions. Both Collaborator and DCPC recognize that

                                      11.

     inventorship will be determined under patent law. However, pursuant to 35 U.S.C. (S)201(C) and 35 U.S.C. (S)202(c)(4), when an individual who is not a government employee, but who is under a government funding agreement, is the sole inventor of an invention conceived or reduced to practice in the course of performing services funded by the DCPC or NCI pursuant to this Agreement, the U.S. Government retains a non-exclusive, irrevocable, paid-up license to practice the invention or to have the invention practiced throughout the world by or on behalf of the U.S. Government. The DCPC, however, agrees that during the term of this Agreement it will not enter into any government funding agreement relating to Agent with any individual who is an employee of, or has a contractual obligation to assign or license to, Collaborator without advance notice and approval by Collaborator. NCI will notify Collaborator immediately upon filing a patent application on any invention its employees make while using the Agent furnished to NCI under this Agreement. The NCI will seriously consider Collaborator's request for a nonexclusive, partially exclusive or exclusive royalty-bearing license to make, use and/or sell products embodying the invention as claimed in the filed patent application, subject to the terms of 35 U.S.C. 207, 208, and 209, under 37 C.F.R. Part 404 to any invention made by NCI investigators during this study when a U.S. Government employee is the sole inventor.

15.  OTHER INTERACTIONS.

     In order to foster development of Agent, the participation of DCPC and other NIH staff will be required at selected scientific or clinical trial development meetings. As part of this Agreement, it is agreed that Collaborator will provide for the transportation and lodging costs for attendance of NIH staff in such activities. Selection of participating NIH staff must be based on choices mutually acceptable to both Collaborator and NCI. Both Collaborator and NCI must agree that the activities would be appropriate under this Agreement, and acceptance of Collaborator's support of NCI's participation in the activities will be contingent upon appropriate NCI approval. Other interactions which materially assist the development of potentially important new therapies will also be possible. Again, mutual agreement and approval will be necessary, according to the terms of this Agreement. However, notwithstanding anything to the contrary, this agreement does not represent a Cooperative Research and Development Agreement (CRADA under the Federal Technology Transfer Act, 15 U.S.C. 3701 et seq.).

16.  LIABILITY.

     No indemnification for any loss, claim, damage, or liability is intended or provided by any party under this agreement. Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of said party's activities under this agreement, except that the NCI, as an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act (28 U.S.C. Chapter 171).

                                      12.

17.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with Federal law as construed by the Federal Courts of the District of Columbia.

18.  SEVERABILITY.

     The terms of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

19.  SURVIVABILITY.

     The provisions of this Agreement as they relate to confidentiality shall survive the expiration or earlier termination of this Agreement.

20.  COMPLIANCE WITH HHS REGULATIONS.

     DCPC and Collaborator agree to comply with all appropriate Department of Health and Human Services regulations relating to Human Subject use, and all Public Health Service policies relating to the use and care of laboratory animals.

21.  TERMINATION.

     A. This Agreement expires on the earlier to occur of the completion of the research or July 1, 1999. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

     B. This Agreement may be terminated at any time by the mutual written consent of the Parties.

     C. Either party may unilaterally terminate the Agreement at any time by giving written notice to the other party at least sixty (60) days prior to the desired termination date.

     D. On expiration or earlier termination of this Agreement, Collaborator will supply enough Agent to complete the clinical studies as are then ongoing or have been agreed to, pursuant to the provisions of Paragraph 6; and DCPC shall cause such clinical studies to be completed.

                                      13.

This Agreement provides the basis for mutually satisfactory codevelopment of Agent as a cancer prevention and control agent.

By executing this Agreement, each of the undersigned represents and confirms that he is fully authorized to bind his identified company or entity to its terms.


AGREED AND ACCEPTED:


For DCPC, NCI



/s/ Peter Greenwald                           June 30, 1994
------------------------------------          ---------------------------------
Peter Greenwald, M.D., Director               Date
Division of Cancer Prevention and Control
National Cancer Institute

9000 Rockville Pike
Building 31, Room 10A52
Bethesda, Maryland 20892


The undersigned expressly certifies or affirms that the contents of any statement made or reflected in this document are truthful and accurate.


For Cell Pathways, Inc.


/s/ Chris Blaxland                           June 21, 1994
------------------------------------         ----------------------------------
Chris Blaxland                               Date
President

                                      14.